EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

                                                  State or other jurisdiction of
Name of Subsidiary                                incorporation or organization
------------------                                -----------------------------
Blanch Catastophe Services, Inc.                  Delaware
Blanch, L. P.                                     Texas
E.W. Blanch DL, LLC                               Delaware
E.W. Blanch GP, Inc.                              Delaware
E.W. Blanch Capital Risk Solutions, Inc.          Delaware
E.W. Blanch Co., Inc.                             Delaware
E.W. Blanch Insurance Services, Inc.              Delaware
E.W. Blanch International, Inc.                   Delaware
Paragon Reinsurance Risk Management
  Services, Inc.                                  Delaware